Exhibit 99.2
OPKO Health, Inc.
Condensed Consolidated Pro Forma Balance Sheet
As of September 30, 2007

	OPKO	OTI	Pro forma adjustments	Pro forma consolidated
(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$4,670	$3,939	$-	$8,609
Accounts receivable, net	-	1,861	-	1,861
Inventory, net	-	1,047	-	1,047
Prepaid expenses and other current assets	1,018	692	-	1,710
Total current assets	5,688	7,539	-	13,227
Property and equipment, net	275	14	(14)	275
Investment in OTI, net	4,874	-	(4,874)	-
Intangible assets	-	71	(71)	-
	-	-	11,387	11,387
Other assets	22	-		22
Total assets	$10,859	$7,624	$6,428	$24,911
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term notes, net	$3,319	$287	-	$3,606
Accounts payable	1,349	1,798	-	3,147
Accrued expenses	1,741	82	-	1,823
Total current liabilities	6,409	2,167	-	8,576
Line of credit with related party	7,629	1,275	-	8,904
Long-term capital lease obligations	9	-	-	9
Total liabilities	14,047	3,442	-	17,489
Commitments and contingencies
Shareholders’ equity
Series A preferred stock - $0.01 par value, 4,000,000 shares authorized; 869,366 and 0 shares issued and outstanding (liquidation value of $2,336 and $0) at September 30, 2007)	9	-	-	9
Series C preferred stock $0.01 par value, 500,000 shares authorized; 0 shares issued and outstanding on pro forma basis	-	-	-	-
Common stock - $0.01 par value, 500,000,000 shares authorized; 165,954,608 shares issued and outstanding on pro forma basis	1,632	7,488	(7,488)	1,659
			27
Additional paid-in capital	255,639	1,937	(1,937)	266,222
			10,583
Accumulated deficit	(260,468)	(5,243)	5,243	(260,468)
Total shareholders’ equity	(3,188)	4,182	6,428	7,422
Total liabilities and shareholders’ equity	$10,859	$7,624	$6,428	$24,911

OPKO Health, Inc.
Condensed Consolidated Pro Forma Statement of Operations
For the Period from inception (June 23, 2006) to December 31, 2006
(umaudited)

	OPKO	OTI	Pro forma adjustments	Pro forma consolidated
(in thousands)

Revenue	$-	$4,403	$-	$4,403
Cost of goods sold	-	3,828	-	3,828
Gross margin	-	575	-	575
Operating expenses:
Selling, general and administrative	4,190	586	-	4,776
Research and development	8,535	568	-	9,103
Total operating expenses	12,725	1,154	-	13,879
Operating loss	(12,725)	(579)	-	(13,304)
Other (expense) income, net	108	42	(267)	(117)
Loss before income taxes and loss from OTI	(12,617)	(537)	(267)	(13,421)
Income taxes	-	279	-	279
Net loss before loss from OTI	(12,617)	(258)	(267)	(13,142)
Loss from OTI	-	-	-	-
Net loss	(12,617)	(258)	(267)	(13,142)
Preferred stock dividend	(943)	-	-	(943)
Net loss attributable to common shareholders	$(13,560)	$(258)	$(267)	$(14,085)
Loss per share, basic and diluted	$(0.12)			$(0.12)
Weighted average number of shares outstanding - basic and diluted	113,042,000		2,762,000	115,804,000

OPKO Health, Inc.
Condensed Consolidated Pro Forma Statement of Operations
For the Nine Months Ended September 30, 2007
(unaudited)

	OPKO	OTI	Pro forma adjustments	Pro forma consolidated
(in thousands)

Revenue	$-	$9,874	$-	$9,874
Cost of goods sold	-	7,977	-	7,977
Gross margin	-	1,897	-	1,897
Operating expenses:
Selling, general and administrative	8,151	2,490	-	10,641
Research and development	7,010	1,060	-	8,070
Write-off of acquired in- process research and development	243,761	-	-	243,761
Total operating expenses	258,922	3,550	-	262,472
Operating loss	(258,922)	(1,653)	-	(260,575)
Other (expense) income, net	(379)	171	-	(208)
Loss before income taxes and loss from OTI	(259,301)	(1,482)	-	(260,783)
Income taxes	-	114	-	114
Net loss before loss from OTI	(259,301)	(1,368)	-	(260,669)
Loss from OTI	(126)	-	126	-
Net loss	(259,427)	(1,368)	126	(260,669)
Preferred stock dividend	(164)	-	-	(164)
Net loss attributable to common shareholders	$(259,591)	$(1,368)	$126	$(260,833)
Loss per share, basic and diluted	$(2.24)			$(2.20)
Weighted average number of
shares outstanding - basic and diluted	116,034,500		2,762,000	118,796,500

OPKO Health, Inc.
Notes to Condensed Consolidated Pro Forma Financial Statements

Note 1. Basis of Presentation.

The pro forma balance sheet reflects the balance sheets of Froptix Corporation, as adjusted for the reverse merger between Froptix Corporation and eXegenics, Inc. and the acquisition of Acuity Pharmaceuticals, Inc. which are now known as OPKO Health, Inc. The pro forma statements of operations reflect the historical financial results of OPKO Health, Inc. and the pro forma financial information for Ophthalmic Technologies, Inc., or OTI, was derived from the audited financial statements of OTI for the periods ended April 30, 2006 and April 30, 2007. As a result of OTI’s fiscal financial year differing more than 93 days than that of OPKO, an adjustment was made to OTI’s fiscal year-end to December 31, 2006.

The following adjustments were made to reflect the reverse merger between Froptix and eXegenics and the subsequent acquisition of Acuity.

i.	The issuance of 61,775,000 shares of common stock for 100% of the outstanding shares of Froptix.

ii.	Eliminate eXegenics retained deficit and treasury stock.

iv.	Eliminate Froptix common stock and Acuity common and preferred stock.

v.	Eliminate Acuity retained deficit.

vi.
Represents write off of in process research and development of Acuity (approximately $213.0 million. Amount was valued at consummation of the acquisition but then subsequently written off in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.

vii.
Represents dividends which would have been paid to Acuity preferred stock holders had the merger occurred January 1, 2007. Amount calculated as 457,589 Series C Preferred Stock shares multiplied by a fair value of $77/share multiplied by 2% dividend rate (457,589*$77*2%=$704,687).

The pro forma Statement of Operations for the 2006 period reflect OPKO and OTI’s results from OPKO’s inception ( June 23, 2006) through December 31, 2006. The pro forma Statement of Operations for the 2007 period reflect OPKO and OTI’s results from January 1, 2007 through September 30, 2007.

The pro forma interest expense assumes borrowing funds at a 10% annual interest rate, which is the annual interest rate of OPKO’s current line of credit. The interest expense assumes the funds were borrowed on January 1, 2007.

In addition, OTI is a Toronto-Canada based company and as a result, its functional currency and financial statements reflect Canadian Dollars. We have translated their financial statements to U.S. dollars using an exchange rate of $1.01 as of September 30, 2007 and using the weighted average exchange rate of approximately $0.91 for the period ended September 30, 2007.

The following table represents the initial purchase price allocation of the intangible assets:

Intangible assets, net:
Technology	$4,597
Customer relationships	2,978
Covenants not to compete	317
Tradename	195
Goodwill	3,300
$11,387

The purchase price allocation of the OTI assets are preliminary and may change significantly.